Exhibit 10.12

EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of April 29, 2021 (this “Amendment”), is by and among ALCLEAR HOLDINGS, LLC (the “Borrower”), the other Loan Parties signatory hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and the sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms which are used in this Amendment without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

R E C I T A L S:

WHEREAS, the Borrower, the Loan Parties party thereto, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of March 31, 2020 (as amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested to increase the Commitments under the Credit Agreement in the amount(s) set forth under the heading “Commitment Increase” on Schedule 1 hereto (the “Commitment Increase”) and each Lender providing a Commitment Increase identified on Schedule 1 hereto (each, an “Increase Loan Lender” and, collectively, the “Increase Loan Lenders”) has agreed (on a several and not joint basis), subject to the terms and conditions set forth herein and in the Credit Agreement, to provide the Commitment Increase in the amount set forth opposite such Increase Loan Lender’s name on Schedule 1 hereto (and the total amount of the Commitment Increase made pursuant to this Amendment shall be $50,000,000);

WHEREAS, the Borrower has requested that the Administrative Agent and the Required Lenders amend certain terms under the Credit Agreement in certain respects; and

WHEREAS, the Administrative Agent and the Required Lenders are willing to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

1.1        Amendments to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement (Defined Terms) shall be amended as follows:

i.	The definition of “Change in Control” shall be amended to add the following at the end thereof:

In addition, notwithstanding the foregoing, (1) a transaction in which the Borrower becomes a subsidiary of another person (such person, the “New Parent”) in connection with any reorganization in preparation of an Initial Public Offering, shall not constitute a Change in Control under clause (a) above to the extent any combination of Permitted Holders shall own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Effective Date), directly or indirectly, in the aggregate, Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and (2) a person or group shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) prior to the consummation of the transactions contemplated by such agreement.

ii.	The definition of “Change in Law” shall be amended to add the following at the end thereof:

Notwithstanding anything in the foregoing to the contrary, none of the Administrative Agent nor any Lender shall be required to disclose any information related to similarly situated customers, comparable provisions of similar agreements or otherwise that the Administrative Agent or such Lender (as applicable), in its sole discretion, deems proprietary, privileged or confidential, and the Administrative Agent’s or applicable Lender’s failure to provide such information shall not preclude it from asserting that such other customer is similarly situated under a similar agreement to the Borrower.

iii.	The definition of “Commitment” shall be amended to replace the reference to “$50,000,000” at the end thereof with “$100,000,000”.

iv.	The definition of “Consolidated Total Net Leverage Ratio” shall be amended to replace the reference to “$25,000,000” in clause (a) thereof with “$50,000,000”.

v.	The definition of “Excluded Subsidiary” shall be amended by amending and restating clause (i) thereof in its entirety as follows:

(i)	any joint venture that is not solely owned between or among the Borrower and its Subsidiaries (and was not a Guarantor prior to the creation of such joint venture) and

vi.	The definition of “Required Lenders” shall be amended to add the following at the end thereof:

Notwithstanding the foregoing, Required Lenders shall comprise of no less than two Lenders that are not Affiliates of one another, unless (a) all Lenders that are not Defaulting Lenders are Affiliates of one another or (b) there is only one Lender that is not a Defaulting Lender, in each case at such time.

vii.	The following new defined terms shall be added in the appropriate alphabetical order:

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (g) of Section 2.14.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or clause (d) of Section 2.14.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21(b).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“First Amendment” means that certain Amendment No. 1 to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” means April 29, 2021.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“Highest Owner Tax Amount” means, with respect to all direct or indirect owners of the Borrower, the direct or indirect owner receiving the greatest proportionate allocation of taxable income attributable to its direct or indirect ownership of the Borrower and/or any of its Subsidiaries in the applicable tax period (or portion thereof) to which such payment relates (as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such owner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code) in such applicable taxable period (or portion thereof) by (y) the Hypothetical Tax Rate.

“Hypothetical Tax Rate” means the greater of (a) the combined marginal U.S. federal, state and local tax rate for an individual resident in New York, New York and (b) the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of Holdings, the Borrower and their Subsidiaries, in each case applicable to income and gain attributable to the Borrower and any entity in which Borrower directly or indirectly owns an interest, taking into account (where relevant) the holding period of assets held by the Borrower and any entity in which Borrower directly or indirectly owns an interest, the taxable year in which such income or gain is recognized, and the character of such income or gain, at the time, for U.S. federal income tax purposes.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash or Cash Equivalents of the Borrowers and the Guarantors, (b) the aggregate principal amount committed and available to be drawn by the Borrowers and the Guarantors under all credit facilities (other than the Commitments) of the Borrowers and the Guarantors and (c) the difference of the Commitments minus the Aggregate Credit Exposure.

“Market Capitalization” means, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the Relevant Public Company on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.08(a)(x)  multiplied by (ii) the arithmetic mean of the closing prices per share of such common (or common equivalent) Equity Interests on the principal securities exchange on which such Equity Interests are traded for the 30 consecutive trading days immediately preceding such date of determination.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“Payment Recipient” has the meaning assigned to it in Section 8.06(c).

“Parent Entity” means the Relevant Public Company and any intermediate holding company between the Relevant Public Company and the Borrower.

“Percentage Interest” means, with respect to any direct or indirect holder of Equity Interests in the Borrower, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Equity Interests in the Borrower held by such direct or indirect holder and (ii) the denominator of which is the aggregate number of Equity Interests in Borrower issued and outstanding. The sum of the outstanding Percentage Interests of all direct or indirect holders shall at all times equal 100%.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Supported QFC” has the meaning assigned to it in Section 9.21(a).

“Tax Amount” means the Highest Owner Tax Amount divided by the Percentage Interest in the Borrower held by the direct or indirect owner described in the definition of “Highest Owner Tax Amount”.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR to deliver a Term SOFR Notice.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21(a).

viii.	The following defined terms shall be amended and restated in their respective entireties as follows:

“Applicable Rate” means, for any day, with respect to any Loan, (a) 1.50% per annum in the case of ABR Loans and (b) 2.50% in the case of Eurodollar Loans.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)	for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date of a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(d); or

(4)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a bench-mark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders. “Overnight Bank Funding Rate” means, for any day, the rate comprised of both over-night federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB’s website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Guarantors” means the Loan Parties other than the Borrower (and solely in the context of Swap Agreement Obligations, the Borrower); the term “Guarantor” means each or any one of them individually.

“Initial Public Offering” shall mean the issuance by the Borrower or any direct or indirect equity holder of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Maturity Date” means March 31, 2024.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB’s website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Relevant Public Company” shall mean the Person that is the registrant with respect to an Initial Public Offering.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a counterparty that, at the time of execution of any such Swap Agreement, was a Lender or an Affiliate of a Lender (regardless of whether such counterparty subsequently ceases to be a Lender or Affiliate of a Lender), and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ix.	The definitions of “Benchmark Transition Start Date”, “Compounded SOFR” and “SOFR-Based Rate” shall be deleted in their respective entireties.

1.2          Amendment to Section 2.12(a) of the Credit Agreement. Section 2.12(a) of the Credit Agreement (Fees) shall be amended to replace the reference to “0.50%” therein with “0.35%”.

1.3          Amendment to Section 2.14(a) of the Credit Agreement. Section 2.14(a) of the Credit Agreement (Alternate Rate of Interest; Illegality) shall be amended by amended and restating the first sentence thereof in its entirety as follows:

Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

1.4          Amendment to Section 2.14 of the Credit Agreement. Section 2.14 of the Credit Agreement (Alternate Rate of Interest; Illegality) shall be amended by (a) amending and restating clauses (b) through (f)   thereof in their respective entireties as follows and (b) adding the following new clauses (g) and (h) immediately following clause (f) thereof:

(b)           If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d)           Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(e)           In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(g)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

1.5          Amendment to Section 2.18(b) of the Credit Agreement. Section 2.18(b) of the Credit Agreement (Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs) shall be amended by amending and restating clause (ii) thereof in its entirety as follows:

(ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), ratably, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party, ratably.

1.6          Amendment to Section 2.23 of the Credit Agreement. Section 2.23 of the Credit Agreement (Bank Services and Swap Agreements) shall be amended and restated in its entirety as follows:

Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent); it being understood that one such notice with respect to a specified ISDA Master Agreement shall be sufficient to give notice of all transactions thereunder, without the need for separate notices for each individual transaction thereunder. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

1.7          Amendment to Section 3.11 of the Credit Agreement. Section 3.11 of the Credit Agreement (Disclosure) shall be amended by replacing references to “Effective Date” therein with “First Amendment Effective Date”.

1.8          Amendment to Section 5.01(a) of the Credit Agreement. Section 5.01(a) of the Credit Agreement (Financial Statements; and Other Information) shall be amended and restated in its entirety as follows:

(a) within 120 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ended December 31, 2019) and, solely in the case of the fiscal year ended December 31, 2020, within 180 days after such fiscal year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (beginning with such reports delivered with respect to the fiscal year ending December 31, 2020), all reported on by independent public accountants of recognized national standing (without qualification, commentary or exception, and without any qualification or exception as to the scope of such audit other than a qualification resulting solely from an upcoming maturity date for the Loans occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

1.9          Amendment to Section 5.01 of the Credit Agreement. Section 5.01 of the Credit Agreement (Financial Statements; and Other Information) shall be amended to add the following new paragraph immediately following paragraph (h) thereof:

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect Parent Entity of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect Parent Entity thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion by independent public accountants of recognized national standing, which report and opinion, subject to the same requirements and exceptions set forth under Section 5.01(a) above, shall be prepared in accordance with GAAP consistently applied.

1.10        Amendment to Section 5.14 of the Credit Agreement. Section 5.14 of the Credit Agreement (Depositary Banks) shall be deleted in its entirety.

1.11        Amendment to Section 6.05 of the Credit Agreement. Section 6.05 of the Credit Agreement (Swap Agreements) shall be amended and restated in its entirety as follows:

The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except for non-speculative purposes.

1.12        Amendment to Section 6.06(a) of the Credit Agreement. Section 6.06(a) of the Credit Agreement (Restricted Payments) shall be amended:

i.	to amend and restate clause (vi) thereof in its entirety as follows:

(vi) the Borrower may make Restricted Payments to purchase the Borrower’s or any Parent Entity’s preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, managers, officers or employees of the Borrower or any Parent Entity, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, manager, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower or any Parent Entity (including, for the avoidance of doubt, Restricted Payments to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Borrower or any Parent Entity in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons); provided that the aggregate amount of cash payments under this clause (vi) subsequent to the Effective Date (net of proceeds received by the Borrower subsequent to the Effective Date in connection with resales of any stock or common stock options so purchased) shall not exceed $2,000,000 per fiscal year, less the amount of Indebtedness permitted under Section 6.01(p) (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $3,000,000 in any fiscal year);

ii.	to amend and restate clause (viii) thereof in its entirety as follows:

(viii) the Borrower may make repurchases of Equity Interests of the Borrower or any Parent Entity to the extent financed with the aggregate amount of Net Proceeds received by the Borrower from cash contributions made to the Borrower in exchange for (or for the issuance of) Qualified Equity Interests in the Borrower or any Parent Entity; provided that such Net Proceeds are not otherwise utilized to increase any basket or used for any other purposes hereunder and used to make such Restricted Payment within 120 days after the date of receipt;

iii.	to amend and restate clause (ix) thereof in its entirety as follows:

(ix) the Borrower may make Tax Distributions (A) in accordance with Section 7.1(b) of the Amended and Restated Operating Agreement of the Borrower (as amended as of the Effective Date) and (B) following an Initial Public Offering, in an amount not to exceed, in the aggregate, the Tax Amount;

iv.	to add the following new clauses (x), (xi) and (xii) immediately after clause (ix) thereof:

(x) Restricted Payments may be made to pay, or to allow any parent company or Relevant Public Company to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than 6.0% of the Market Capitalization of the Relevant Public Company;

(xi) Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other reasonable professional fees and expenses of any Parent Entity, (ii) reasonable fees and expenses related to any public offering or private placement of Equity Interests or Indebtedness of any Parent Entity whether or not consummated, and (iii) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; and

(xii)         following an Initial Public Offering, the Borrower may make Restricted Payments of amounts needed to make early termination payments (or similar payments) as provided for in any tax receivable agreements to which Borrower or an Affiliate is a party only to the extent that after giving pro forma effect to such Restricted Payment, or portion thereof, Liquidity (after giving effect to such Restricted Payments) shall be no less than $50,000,000.

1.13        Amendment to Section 6.09 of the Credit Agreement. Section 6.09 of the Credit Agreement (Amendment to Subordinated Indebtedness; Material Documents; Fiscal Year) shall be amended by amending and restating the second sentence therein in its entirety as follows:

The Borrower will not, nor will it permit any Subsidiary to, amend or modify its certificate or articles of incorporation or organization and bylaws or other organizational or governing documents to the extent such amendment or modification would reasonably be expected to have a Material Adverse Effect.

1.14        Amendment to Section 8.06 of the Credit Agreement. Section 8.06 of the Credit Agreement (Acknowledgment of Lenders and Issuing Banks) shall be amended by adding the following new clause (c) immediately after clause (b) thereof:

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Payment Recipient hereby further agrees that if it receives a Payment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each such case: it shall be on notice that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Payment.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

1.15        Amendment to Section 9.01(a) of the Credit Agreement. Section 9.01(a) of the Credit Agreement (Notices) shall be amended by amending and restating clause (ii) thereof in its entirety as follows:

(ii)	with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Brad J. Finkelstein

Telephone No.: (212) 373-3074

E-mail: bfinkelstein@paulweiss.com

1.16        Amendment to Section 9.02(b) of the Credit Agreement. Section 9.02(b) of the Credit Agreement (Waivers; Amendments) shall be amended by amending and restating clause (viii) thereof in its entirely as follows:

(viii) amend, modify or waive a provision under this Agreement (including, without limitation, Section 2.18(b)) or any other Loan Document so as to directly alter the ratable treatment of Obligations arising under the Loan Documents in connection with Obligations arising under Swap Agreements or the definition of “Secured Obligations”, “Secured Parties”, “Swap Agreement” or “Swap Agreement Obligations” (as defined in this Agreement or any applicable Credit Document), in each case in a manner adverse to any party to whom Swap Agreement Obligations are owed without the written consent thereof;

1.17         Amendment to Section 9.03(b) of the Credit Agreement. Section 9.03(b) of the Credit Agreement (Expenses; Indemnity; Damage Waiver) shall be amended by amending and restating the proviso thereof in its entirety as follows:

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or material breach of such Indemnitee’s obligations hereunder or under any other Loan Document

1.18        Amendment to Section 9.06 of the Credit Agreement. Section 9.06 of the Credit Agreement (Counterparts; Integration; Effectiveness; Electronic Execution) shall be amended by amending and restating clause (b) thereof in its entirety as follows:

(b)           Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

1.19        Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement (Miscellaneous) shall be amended by adding the following new Section 9.21 (Acknowledgement Regarding Any Supported QFCs) immediately following Section 9.20 thereof:

SECTION 9.21            Acknowledgement Regarding Any Supported QFCs.

(a)           To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

1.20        Amendment to Schedule 2.01. After giving effect to the increase in Commitments hereunder, the Commitment of each Lender shall be as set forth on Schedule 2 hereto (and such Schedule 2 shall supersede Schedule 2.01 of the Credit Agreement that is in effect immediately prior to this Amendment.

SECTION 2. Conditions. This Amendment shall become effective as of the date hereof (the “First Amendment Effective Date”) upon receipt by the Administrative Agent of each of the following, in each case in form and substance satisfactory to the Administrative Agent:

(a)           duly executed counterparts to this Amendment from the Borrower, each other Loan Party and the Required Lenders;

(b)           a certificate, signed by a Responsible Officer of the Borrower, stating that (i) no Event of Default has occurred and is continuing, or would result immediately after giving effect to this Amendment, and (ii) the representations and warranties contained in Article III of the Credit Agreement and Section 4 below are true and correct in all material respects as of the First Amendment Effective Date (or in all respects as of such date if such representation and warranty is qualified by Material Adverse Effect or other materiality qualifier) (including with respect to solvency as of the First Amendment Effective Date);

(c)           a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, and covering such matters relating to the Loan Parties and this Amendment, as the Administrative Agent shall reasonably request; and

(d)           payment from the Borrower of all fees due and payable as of the First Amendment Effective Date and all expenses required to be reimbursed by the Borrower for which invoices have been presented to the Borrower (including the reasonable fees and expenses of legal counsel), each case on or before the First Amendment Effective Date.

SECTION 3. Commitment Increase. Effective as of the First Amendment Effective Date:

(a)           The Borrower and each Increase Loan Lender hereby agree that, subject to the satisfaction (or waiver by the Required Lenders) of the conditions in Section 2 hereof, on the First Amendment Effective Date, the Commitment Increase of each Increase Loan Lender shall become effective and the Commitments shall be deemed increased by the amount of the Commitment Increase of each Increase Loan Lender in the amounts set forth on Schedule 1 hereto. The Commitment Increase shall be Commitments for all purposes under the Credit Agreement and each of the other Loan Documents and shall have terms identical to the Commitments outstanding under the Credit Agreement immediately prior to the date hereof (but giving effect to any amendments hereunder).

(b)           Each Increase Loan Lender acknowledges and agrees that upon the First Amendment Effective Date, such Increase Loan Lender shall be a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

SECTION 4. Representations and Warranties. Each of the Borrower and the other Loan Parties hereby represents and warrants as of the First Amendment Effective Date to the Administrative Agent and the Required Lenders that this Amendment has been duly executed and delivered by each Loan Party party hereto constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5. Ratification. Each of the Borrower and the other Loan Parties hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of the Administrative Agent or the Lenders, as the case may be, under each Loan Document, (b) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Loan Documents, and (c) agrees that neither such ratification and reaffirmation, nor the Administrative Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement or other Loan Documents with respect to any subsequent modifications, consent or waiver with respect to the Credit Agreement or other Loan Documents. Each of the Borrower and the other Loan Parties acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and shall not be impaired or limited by the execution or effectiveness of this Amendment. The Credit Agreement and each other Loan Document is in all respects hereby ratified and confirmed. This Amendment shall constitute a “Loan Document” for purposes of the Credit Agreement.

SECTION 6. Miscellaneous.

6.1          Effect.

(a)           Upon the effectiveness of this Amendment, each reference in each Loan Document to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to such Loan Document as modified hereby and each reference in the other Loan Documents to the Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Credit Agreement as modified hereby. This Amendment constitutes a Loan Document and any breach of any representation or warranty made herein or covenant or agreement contained herein will constitute an Event of Default under the Credit Agreement (subject to any applicable grace periods, materiality qualifications or other qualifications set forth in the Credit Agreement).

(b)           Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute an amendment, forbearance or waiver by, or otherwise affect any right, power or remedy of, Agent or any Lender under the Credit Agreement or any other Loan Document or waive, affect or diminish any right of Agent to demand strict compliance and performance therewith, (ii) constitute a waiver of, or forbearance with respect to, any Default or Event of Default, whether known or unknown or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

6.2          Severability. Any provision of this Amendment or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.3          Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be executed by facsimile or electronic transmission and each facsimile or electronic transmission signature hereto shall be deemed for all purposes to be an original signatory page.

6.4          Governing Law. This Amendment and the other Loan Parties entered into in connection herewith (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

6.5          Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

6.6          Reimbursement of Agent’s Expenses. Without limiting any of the Administrative Agent’s rights, or any of Borrower’s or other Loan Party’s obligations, under Section 9.03 of the Credit Agreement, the Loan Parties agrees to reimburse the Administrative Agent for all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates in connection with entering into this Amendment and the other Loan Documents entered into in connection herewith.

6.7          Entire Agreement. This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings or agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ALCLEAR HOLDINGS, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

ALCLEAR, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

SECURE IDENTITY, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

NOQUE, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

ALCLEAR HEALTHCARE, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

ALCLEAR PC, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

ALCLARITY, LLC

By:	/s/ Kenneth Cornick
Name:	Kenneth Cornick
Title:	President

[Signature Page to Amendment No. 1 to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Lead Arranger and a Lender

By:	/s/ Hormuz Kapadia
Name:	Hormuz Kapadia
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Kevin Raisch
Name:	Kevin Raisch
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul Ingersoll
Name:	Paul Ingersoll
Title:	Director

[Signature Page to Amendment No. 1 to Credit Agreement]